EXHIBIT 23.2

BECKSTEAD AND WATTS, LLP
Certified Public Accountants
2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 tel
702.362.0540 fax

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We have issued our report dated June 23, 2006, accompanying the consolidated financial statements of RG Global Lifestyles, Inc. on Form SB-2/A for the years ended March 31, 2006 and 2005. We hereby consent to the incorporation by reference of said reports on the Registration Statement of RG Global Lifestyles, Inc. on Amendment No. 2 to Form SB-2/A to be filed with the US Securities and Exchange Commission.

We also consent to the reference to Beckstead and Watts, LLP under the caption “Experts” in said registration statement.

Signed,

/s/ Beckstead and Watts LLP
Beckstead and Watts LLP

September 19, 2006